Form N-SAR
Item 770




Name of Registrant:		AIG Retirement Company I

Name of Portfolio:		AIG Retirement Company I Large Cap Core Fund

Issuer:						Visa, Inc. -  Class A

Years of Operation:				3+

Underwriting Type:				Firm

Offering Type:	                                US Registered (US Registered,
						Muni, Eligible Foreign, 144A)



Underwriter from whom Purchased:		JP Morgan & Co.

Underwriting Syndicate Members:		        Dundee Securities Corp.
						Cowen & Co.


Date Offering Commenced:			03/18/08

Date of Purchase:				03/18/08

Principal Amount of Offering:			$17.8 Billion

Offering price:					$ 44.00

Purchase price:					$  44.00

Commission, spread or profit:			$ 0.3388

Principal amount of purchases by all investment
Companies advised by the investment sub-adviser:   $20,900,000